Exhibit 99.1

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS THIRD QUARTER EARNINGS

(LAS VEGAS) November 7, 2006 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of their operations for the third quarter and nine-month period ended September 30, 2006.

The Company reported revenues of $146.3 million for the three months ended September 30, 2006, an increase of 5%, or $6.8 million, compared with $139.5 million in the prior year’s quarter. The Company recorded net income of $8.2 million for the three months ended September 30, 2006, compared with net income of $7.6 million in the prior year’s quarter. The Company’s consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”) was $27.9 million for the quarter ended September 30, 2006, compared with Consolidated EBITDA of $29.2 million for the same quarter in 2005.

The Company reported revenues of $446.0 million for the nine months ended September 30, 2006, an increase of 8%, or $34.3 million, compared with $411.7 million in the prior year period.  Net income was $36.7 million for the nine months ended September 30, 2006, compared with net income of $38.0 million in the prior year period. Consolidated EBITDA was $92.6 million for the nine months ended September 30, 2006, a decrease of 1%, or $0.5 million, compared with Consolidated EBITDA of $93.1 million for the same period in 2005.

See footnote (6) to “Selected Financial Information” below for a detailed definition of Consolidated EBITDA and a discussion of the reasons the Company uses Consolidated EBITDA as a performance measure.  Included in the Selected Financial Information is a reconciliation of Consolidated  EBITDA, a non-GAAP measure, to net income.

Conference Call Information

The Company will host a conference call to discuss its third quarter 2006 financial results on Wednesday, November 8, 2006 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (866) 203-2528, PIN No. 60096761.  International participants dial (617) 213-8847, PIN No. 60096761.

A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, November 15, 2006 at 8 p.m. Eastern/5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 27318040. International participants dial (617) 801-6888, PIN No. 27318040.  A copy of the third quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

(unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2005	2006	2005	2006
	(dollars in thousands)
Income Statement Data
Revenues
Route operations	$83,581	$83,730	$250,188	$261,624
Casino operations
Nevada	22,553	23,255	71,175	71,164
Other states	31,794	35,940	86,119	105,332
Other	1,528	3,376	4,255	7,866
Total revenues	139,456	146,301	411,737	445,986
Promotional allowances—route	(69)	(23)	(152)	(60)
Promotional allowances—casino
Nevada	(3,128)	(3,305)	(9,273)	(9,870)
Other states	(2,302)	(4,877)	(6,177)	(14,256)
	(5,499)	(8,205)	(15,602)	(24,186)

Net revenues	133,957	138,096	396,135	421,800
Cost of revenues
Route operations	64,923	66,251	190,459	202,018
Casino operations
Nevada	14,829	15,317	44,292	45,078
Other states	21,485	22,006	57,449	65,375
Other operations	—	2,247	—	4,403
Depreciation and amortization	8,673	9,764	24,436	27,253
General and administrative	3,622	4,606	11,433	12,870
Loss on retirement of assets	3,360	—	3,360	—
Total costs and expenses	116,892	120,191	331,429	356,997

Income from operations	17,065	17,905	64,706	64,803
Interest income	143	183	563	579
Interest expense (net of capitalized interest)	(9,413)	(9,888)	(27,091)	(28,674)
Loss on early retirement of debt	(221)		(221)

Net income	$7,574	$8,200	$37,957	$36,708

	December 31,	September 30,
	2005	2006
	(dollars in thousands)

Balance Sheet Data
Cash and cash equivalents	$73,849	$72,106
Total assets	534,930	575,277
Total debt (1)	500,593	522,867
Stockholders’ equity	$7,981	$15,291

	Nine-months ended
	September 30,
	2005		2006
Other data:
Ratio of earnings to fixed charges (2)	2.5	X	2.2	X
Net cash provided by operating activities	$73,674		$70,888
Net cash used in investing activities	(299,405)		(65,396)
Net cash provided by (used in) financing activities	158,882		(7,235)
Capital expenditures	34,205		53,870

	Three months ended		Nine-months ended
	September 30,		September 30,
	2005	2006	2005	2006

Route EBITDA (3)	$18,589	$17,456	$59,577	$59,546
Casino EBITDA (4)
Nevada (4)	4,596	4,633	17,610	16,216
Other states (4)	8,007	9,057	22,493	25,701
	31,192	31,146	99,680	101,463
Other and Corporate Adjusted (5)	(1,951)	(3,294)	(6,615)	(8,828)
Consolidated EBITDA (6)	$29,241	$27,852	$93,065	$92,635

(1)          Total debt consists of the current and long-term portions of long-term debt for all periods presented.

(2)          For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges.  Fixed charges consist of interest expensed and capitalized.

(3)          Route EBITDA consists of net income plus depreciation and amortization and interest expense, net of capitalized interest, and is calculated before allocation of overhead.

(4)          Casino EBITDA consists of net income plus depreciation and amortization, interest expense, net of capitalized interest and costs associated with the retirement of assets.  Casino EBITDA for casinos in Nevada and other states are calculated before allocation of overhead.

(5)          Other and Corporate Adjusted consists of other non-gaming revenues and expenses, general and administrative expenses and interest income.

(6)          Consolidated EBITDA consists of the Company’s consolidated net income plus depreciation and amortization  and interest expense, net of capitalized interest.  Consolidated EBITDA is presented because it is used as a performance measure to analyze the performance of our business segments and because it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry.  However, other companies in our industry may calculate Consolidated EBITDA differently.  Consolidated EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indicator of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

The following table is a reconciliation of net income to EBITDA.

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2006	2005	2006
	(dollars in thousands)		(dollars in thousands)

Net Income	$7,574	$8,200	$37,957	$36,708
Loss on early retirement of debt	221		221
Loss on retirement of assets	3,360		3,360
Interest expense	9,413	9,888	27,091	28,674
Depreciation and amortization	8,673	9,764	24,436	27,253
Consolidated EBITDA	$29,241	$27,852	$93,065	$92,635